Owens & Minor Unveils Long-Term Strategy at Investor Day Today

Outlines new five-year strategic plan intended to unlock expanded profitability and growth profiles of the business, targeting 20% compounded earnings growth between 2024 to 2028

Investments and strong cash generation expectations are anticipated to support multi-faceted growth and a value-enhancing capital allocation program

RICHMOND, VA – December 6, 2023 – Owens & Minor, Inc. (NYSE-OMI) (the “Company”), a global healthcare solutions company that provides healthcare products for home-based care, self-manufactured products, proprietary product portfolio, distribution services and innovative technology, will outline its strategy for delivering and expanding its profitability at its 2023 Investor Day event today in Boston. Details about the event, including instructions for the webcast, are provided below.

“We are excited to launch our long-term strategy focused on enhancing both the cash generation and profitability profiles of our businesses. We plan to leverage and invest in the strong platform we developed in our Patient Direct segment which will help us enhance our position among market leaders and capitalize on the momentum of the home-based care market. We also simultaneously plan to improve the margin profile of our Products & Healthcare Services segment,” said Edward A. Pesicka, President & Chief Executive Officer of Owens & Minor. “Our strategy will be supported by disciplined capital allocation and strategic investments that we believe will allow us to enhance our competitive position across our key markets, expand our profitability and unlock our growth potential. This sets the stage for continued growth and value creation for our investors in the years to come.”

Key Themes to be Discussed Today

●	Development of multi-year strategic plan intended to enhance profitability and drive growth
●	Commitment to invest in the parts of the business that provide the highest returns
●	Patient Direct segment expected to continue to outpace the market and enhance our position in home- based care
●	Significant opportunity to further optimize Products & Healthcare Services segment for an improved margin profile
●	Margin expansion and strong cash generation expected to both strengthen and support a healthy balance sheet moving forward
●	Value-added investments and disciplined capital allocation expected to enhance long-term shareholder returns

Vision 2028 Financial Goals

The Owens & Minor leadership team will provide long-range financial targets that align with the Company's strategic initiatives, capital deployment objectives, and commitment to driving shareholder value. The Company’s 2028 financial targets include:

●	Revenue exceeding $12 billion
●	Adjusted EBITDA exceeding $750 million
●	Adjusted EPS to exceed $3.50 with a CAGR of more than 20%
●	Cumulative free cash flow between 2024-2028 of more than $1.3 billion

Although the Company does provide targets for adjusted EBITDA, adjusted EPS and free cash flow (which are non- GAAP financial measures), it is not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. Such elements include, but are not limited to, restructuring and acquisition charges, which could have a significant and unpredictable impact on our GAAP results. As a result, no GAAP targets or reconciliation of the Company’s adjusted EBITDA, adjusted EPS or free cash flow targets are provided. The targets are based on certain assumptions, including those outlined in the presentation for the 2023 Investor Day being furnished today with the Securities and Exchange Commission (the “SEC”), and are subject to the risk factors discussed in the Company’s filings with the SEC.

Investor Day Webcast Information

Investors and other interested parties can watch the webcast of the event, which will begin at 8:30 a.m. ET today, on the Company's investor relations website. The event will be recorded and available for replay approximately two hours after its conclusion.

Forward Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our expectations with respect to our financial targets and other future financial performance and our assumptions, our Operating Model Realignment program and other cost-saving initiatives, future indebtedness and growth, industry trends, as well as other statements related to the Company’s expectations regarding the performance of its business and improvement of operational performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.

Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent, quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its web site, www.owens-minor.com, as a channel of distribution for material Company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company providing essential products and services that support care from the hospital to the home. For over 100 years, Owens & Minor and its affiliated brands, Apria®, Byram®, and HALYARD*, have helped to make each day better for the patients, providers, and communities we serve. Powered by more than 20,000 teammates worldwide, Owens & Minor delivers comfort and confidence behind the scenes so healthcare stays at the forefront. Owens & Minor exists because every day, everywhere, Life Takes Care™. Learn more at https://www.owens-minor.com, follow @Owens_Minor on X and connect on LinkedIn at https://www.linkedin.com/company/owens-&-minor/.

CONTACT:

Investors

Alpha IR Group

Jackie Marcus or Davis Snyder

OMI@alpha-ir.com

or

Jonathan Leon

SVP Finance & Treasurer

Investor.Relations@owens-minor.com

Media

Stacy Law

media@owens-minor.com

Source: Owens & Minor, Inc.